EXHIBIT 10.1

AMENDMENT NO. ONE
TO
MASTER SUPPLY AGREEMENT

THIS AMENDMENT NO. ONE (this “Amendment”) is made as of October 26, 2026 to the Master Supply Agreement by and between SOLVENTUM CORPORATION, a Delaware corporation (“Purchaser”) and 3M COMPANY, a Delaware Corporation (“Supplier”) dated March 31, 2024 (the “MSA”). Unless otherwise defined herein, all capitalized terms will have their respective meanings stated in the MSA.
WHEREAS, in accordance with Section 18.6 of the MSA, the Parties wish to amend the MSA as set forth herein; and
WHEREAS, the Parties wish to agree to terms for supply of Product hereunder that will take effect on January 1, 2027.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the MSA, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
1.)Section 1.1 of the MSA shall be amended as follows:

The following defined terms are hereby added:

“Capacity Commitment” means the annual Product volume for which Supplier is required to have capacity to deliver to Purchaser and which shall be as set forth in Appendix A.
“Minimum Purchase Obligation” has the meaning described in Section 5.4.

The following defined terms are hereby deleted:

“Outside Date”
“Third-Party Supplier”
“Transition Period”
“Validated Production Samples”

2.)Appendix A (Products) is hereby amended and restated in its entirety as set forth in Exhibit 1 to this Amendment.

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3.)Section 3.1 is hereby deleted in its entirety and replaced with the following:

Supplier will sell Products to Purchaser under the terms of this Agreement. Products on Appendix A will be defined and designated as Tier A, B, B*, C, and D or such other Tier as the Parties may agree in writing to add (each a “Product Tier”).

Unless stated otherwise in this Agreement or in a Sub-Agreement, this Agreement is not a requirements contract, outputs contract, or an exclusive dealing contract. Supplier will manufacture and supply Product to Purchaser, in compliance with this Agreement, upon acceptance of an Order. If Supplier anticipates any difficulty in supplying Product, Supplier will notify Purchaser promptly and initiate discussions on how to resolve the issue. Supplier will maintain and implement disaster recovery plans adequate to minimize any business disruptions. Purchaser may review Supplier’s disaster recovery plan upon request. Purchaser agrees that it shall use commercially reasonable efforts to find alternate sources of supply for Products identified as Tier C prior to the expiration date set forth on Appendix A. Supplier shall have no obligation to supply Products identified as Tier C or D after the expiration date.

4.)Section 3.3 shall be amended to add the following sentence at the end of the paragraph: In the event a Party wishes to change a Product Tier assignment, the Parties (coordinated via the SA Contacts) shall work together to agree upon requirements. For purposes of clarity, no change may be made unless and until the Parties agree to all applicable terms in writing.

5.) Section 3.4(a) shall be amended to read as follows:

Supplier’s right to discontinue a Product is limited to (i) the expiration of supply obligations with respect to Products identified as Tier C or D on Appendix A as expressly set forth in Section 3.1 or, (ii) in the event of a Force Majeure, as expressly set forth in Section 15.1, or (iii) situations where Supplier is taking such action to comply with applicable Law, including, actual or anticipated enforcement actions, legal or regulatory concerns from agencies or other governmental authorities, permits or other operating approvals that may impact production, or liabilities relating to operations. Supplier will give one year advance prior notice of discontinuation where the circumstances permit such a time period, otherwise Supplier will give advance notice as is practicable under the circumstances. For any Product discontinuation the SA Contacts will determine whether additional Product capacity exists beyond the Capacity Commitment and agree upon and document any final purchase quantities and timing. Where any Product discontinuation occurs under this Section 3.4(a) and

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agreement on final purchase quantities cannot be reached in a reasonable amount of time, the matter will be escalated to the SA Sub-Committee. Notwithstanding anything in this Agreement to the contrary, prior to any Product discontinuation by Supplier (other than a discontinuation (i) correlating to the expiration of supply obligations with respect to Products identified as Tier C or D, (ii) due to an event of Force Majeure, or (iii) situations where Supplier is taking such action to comply with applicable Law, including, actual enforcement, legal or regulatory actions agencies or other governmental authorities, permits or other operating approvals that impact production, or liabilities relating to operations. Purchaser shall have the right to issue Order(s) for, and Supplier shall deliver to Purchaser, such Products to be discontinued in an amount up to the greater of (x) the largest volume of such Product supplied in any twelve month period during the term of this Agreement or (y) 300% of the forecasted volume for such Product for the upcoming twelve month period as set forth in the Forecast preceding notification. The Parties (coordinated via the SA Contacts) will discuss in good faith solutions to address supply limitations or capacity constraints where the Purchaser’s requested volume exceeds the Supplier’s obligation.

6.)The second sentence of Section 4.1(a) is hereby deleted and replaced with the following: “The initial fixed duration for the supply of Products is from the Effective Date until (and including) December 31, 2026, and the Parties agree that the terms as set forth in this Amendment No. One shall apply to a new Term commencing on January 1, 2027 and shall expire on December 31, 2036, unless terminated earlier in accordance with Section 4.2.”

7.)Sections 4.1 (b), (c), (d), (e) and (f) are hereby deleted.

8.)Article 5 shall be renamed as follows: “Forecasts; Order Process; Order Terms and Conditions, Capacity Commitment; and Minimum Purchase Obligation”

9.)Section 5.1 is hereby deleted and replaced with the following.
Purchaser will provide Supplier a non-binding Forecast each quarter for its forecasted needs for Product prepared on a thirty-six (36) month rolling basis. Where no Forecast for a Product exists, Supplier may accept and fill any Orders based on product availability, standard lead times as stated in Appendix A, and production schedules as of the time of Order. Any portion of a Forecast that is within one hundred and twenty (120) days will be considered binding on both Parties and Orders will be placed accordingly unless the parties mutually agree to deviate from the firm portion of a Forecast. Except as otherwise provided herein, a Forecast is not a contractual obligation of either Party. The Parties will meet four (4) times per year to review Product

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availability, aged backlog, service performance and escalations and arrange for financial settlement of incurred costs to the extent that Purchaser’s placed Orders did not adhere to the binding portion of a Forecast. If twelve months prior to the anticipated expiration or termination of this Agreement, Purchaser has failed to obtain a Governmental Approval that is required with respect to a Regulated Product being supplied at that time under this Agreement despite having taken reasonable and timely steps to obtain such Governmental Approval, the portion of the most recent Forecast relating to such Regulated Products that is within twelve (12) months of such anticipated expiration or termination of this Agreement will be considered binding on both Parties and Orders will be placed accordingly unless the Parties mutually agree to deviate from the firm portion of a Forecast. No single month’s order can exceed 25% of the annual Capacity Commitment without mutual agreement.
10.)Section 5.2 is hereby amended to add the following sentence at the end of the section:

Manual e-mailing of orders is not considered an electronic method, unless the Parties mutually agree in writing on an exception-basis.

11.)A new Section 5.4 shall be added as follows:
Section 5.4     Capacity Commitment and Annual Minimum Purchase Obligation.
Capacity Commitment. Notwithstanding anything else in this Agreement to the contrary, Supplier shall maintain sufficient inventory of Product to deliver to Purchaser the volumes of Products necessary to satisfy the Capacity Commitment and consistent with the Forecast. Supplier shall have no Capacity Commitment for any Products not identified in Appendix A as Tier A. For those Products with no Capacity Commitment, if the Parties identify potential supply limitations or other capacity constraints in connection with the Forecast or the mutually agreed purchase schedule with respect to such Products with no Capacity Commitment, the Parties (coordinated via the SA Contacts) will discuss in good faith commercially reasonable alternatives to address such supply limitations or capacity constraints and incorporate any agreed upon terms in a Statement of Work, signed by the Parties, or such other document as may be appropriate.
Minimum Purchase Obligation. For each calendar year of the Term of this Agreement Purchaser shall have a Minimum Purchase Obligation for Products in Tier A calculated as set forth in the table below. For example, the Minimum Purchase Obligation for 2027 shall be as described in Column D and is calculated by taking the sum of 2026 purchases by SKU , which shall be calculated by the Parties after the conclusion of the year, (“2026 Actual SKU Unit Volume”) multiplied by the 2027 SKU Unit Price. If by

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December 31 of each calendar year Purchaser has not purchased the Minimum Purchase Obligation for that year, the Purchaser shall pay Supplier the difference between the amount purchased and the Minimum Purchase Obligation at the current prices for the applicable year.

COLUMN A	COLUMN B	COLUMN C	COLUMN D
Calendar Year	“Price”	“Calendar Year SKU Purchases”	Minimum Purchase Obligation
2027	2026 SKU Unit Price *1.03 (“2027 SKU Unit Price”)	2026 Actual SKU Unit Volume * 2027 SKU Unit Price	Sum of all Calendar Year SKU Purchases
2028	2027 SKU Unit Price * 1.03 (“2028 SKU Unit Price”)	2026 Actual SKU Unit Volume * 2028 SKU Unit Price	Sum of all Calendar Year SKU Purchases
2029	2028 SKU Unit Price * 1.03 (“2029 SKU Unit Price”)	2026 Actual SKU Unit Volume * 2029 SKU Unit Price	Sum of all Calendar Year SKU Purchases
2030	2029 SKU Unit Price * 1.03 (“2030 SKU Unit Price”)	2026 Actual SKU Unit Volume * 75% * 2030 SKU Unit Price	Sum of all Calendar Year SKU Purchases
2031	2030 SKU Unit Price * 1.03 (“2031 SKU Unit Price”)	2026 Actual SKU Unit Volume * 75% * 2031 SKU Unit Price	Sum of all Calendar Year SKU Purchases
2032	2031 SKU Unit Price * 1.03 (“2032 SKU Unit Price”)	2026 Actual SKU Unit Volume * 75% * 2032 SKU Unit Price	Sum of all Calendar Year SKU Purchases
2033	2032 SKU Unit Price * 1.03 (“2033 SKU Unit Price”)	2026 Actual SKU Unit Volume * 75% * 2033 SKU Unit Price	Sum of all Calendar Year SKU Purchases

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2034	2033 SKU Unit Price * 1.03 (“2034 SKU Unit Price”)	2026 Actual SKU Unit Volume * 75% * 2034 SKU Unit Price	Sum of all Calendar Year SKU Purchases
2035	2034 SKU Unit Price * 1.03 (“2035 SKU Unit Price”)	2026 Actual SKU Unit Volume * 75% * 2035 SKU Unit Price	Sum of all Calendar Year SKU Purchases
2036	2035 SKU Unit Price * 1.03 (“2036 SKU Unit Price”)	2026 Actual SKU Unit Volume * 75% * 2036 SKU Unit Price	Sum of all Calendar Year SKU Purchases

Supplier shall pay to Purchaser an annual rebate of One million seven hundred fifty thousand dollars ($1,750,000) by February 28th of each year of the Term of this Agreement, beginning February 28, 2027 and continuing through 2031 (which for clarity shall be paid on February 28th of 2032).
If an Engineering Change is requested by either Party and the Parties are unable to agree upon implementing such Engineering Change or Purchaser’s regulatory status or the fit, form or function of the material provided cannot be maintained or enhanced, any Minimum Purchase Obligation for impacted Products designated on Appendix A will be subtracted from Purchasers total Minimum Purchase Obligation.
Notwithstanding anything else in this Agreement to the contrary, the Parties mutually acknowledge and agree Purchaser (i) will not be responsible for and difference between the Minimum Purchase Obligation for and the quantity purchased to the extent it is the result of a reduction in Supplier’s purchases under the Reverse Master Supply Agreement between the Parties, dated March 31, 2024 (as amended by Amendment No. One to Reverse Master Supply Agreement, dated September [ ], 2026), and (ii) will not have any obligation to satisfy the Minimum Purchase Obligation if Supplier has failed to satisfy the Capacity Commitment provided that the Minimum Purchase Obligation will remain in force if Supplier’s inability to satisfy the Capacity Commitment is due to any order submitted by Purchaser in the final quarter of the year that exceeds 25% of the annual Capacity Commitment for the Product.

13.)Section 6.1 is hereby amended and restated in its entirety as follows:
The price for each Product is stated in Appendix A (Products) which prices include all Product costs payable by Purchaser (the “Product Price”). Where Supplier is arranging

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transportation, export expenses will be reflected in the price based on FCA port of export, Incoterms® 2020 rules and domestic transportation will be freight collect. The parties may agree in writing to use other freight terms and prices adjusted accordingly as specified in Appendix A. Purchaser is financially responsible for domestic transportation. Taxes and additional amounts will be stated on the invoice and owed by Purchaser.1

14.)Section 6.2 (a) and (b) are deleted in their entirety and replaced as follows:

Beginning January 1, 2027, and on an annual basis thereafter, Supplier may adjust Product Prices up to three percent (3%). Any such price increase is limited to one time per calendar year. Supplier anticipates that such changes will become effective in January of each year during the Term and will be communicated at least thirty (30) days prior to taking effect. The adjusted Product Price will apply to any pending and accepted Orders.

Additionally, if the average cost of Brent Crude Oil (Brent Crude Oil Last Day Finance (BZ=F)) trades outside of the range of $53 to $93USD per barrel for a period of 30 consecutive days, Supplier will implement a fixed price credit (in the case of average cost being below such range) or a surcharge (in the case of average cost being above such range), as applicable, equal to two percent (2%) of each Product Price sale for the duration of time the Brent Crude Oil price trades outside the range specified above. The credit or surcharge will be rescinded once the average cost of Brent Crude Oil trades within $53 to $93USD per barrel for a period of 30 consecutive days. Fixed price credits or surcharges will be communicated at least five (5) days prior to taking effect and will apply to any pending and accepted Orders.

Notwithstanding anything to the contrary herein, in addition to Supplier’s right to the annual 3% price increase, Supplier may increase the Product Price to the extent necessary to recover adequately documented, direct cost increases actually incurred by Supplier as a result of (i) an applicable change in legislation or regulation from a government authority that impacts the cost of manufacturing Products and is allocated to Products and all other impacted products proportionally, which for purposes of clarification does not include costs related to remediation for historical production or (ii) a significant disruption or failure in the upstream supply chain that is beyond Supplier’s reasonable control, and could not reasonably have been prevented,

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avoided, or overcome through commercially reasonable contingency planning and mitigation efforts.

For continuous improvement projects with an approved charter and co-sponsored by the Supplier and Purchaser, which impact fit, form or function of the material provided, a program-specific cost saving plan will be defined in the charter. As a result of the charter execution, the cost savings will be implemented.

15.)A new Section 8.4 will be added as follows:

Section 8.4     New Confidential Manufacturing Information (CMI). Nothing in this Agreement will alter the obligations of the Parties regarding CMI as defined and articulated in the IP Cross License and SDA. CMI shall be in the document form agreed to by the parties and shown in Appendix I. 3M will charge for employee time spent fulfilling any new CMI request after this Amendment as follows: for CMI requests made before January 1, 2027, the rate stated in the SDA will apply; for CMI requests made after January 1, 2027 the rate shall be $500/hr.
16.)     Section 11.2(a) is amended to acknowledge the following: the reference to Maximum Transition Agreement Cap will not apply at the end of the TSAs.
Each reference in the MSA to “this Agreement”, “hereof”, “hereunder, “herein”, “hereby” or words of similar import referring to the MSA shall mean and be a reference to MSA as amended by this Amendment. Notwithstanding the foregoing, all references in the MSA or any exhibit or schedule thereto to “the date of this Agreement” shall refer to March 31, 2024.
17.) Except as otherwise expressly modified hereby or provided herein, all of the terms, agreements and conditions in the MSA remain unchanged and continue in full force and effect.

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IN WITNESS HEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective representatives thereunto duly authorized.

SOLVENTUM CORPORATION
By:    /s/ Paul Harrington

Name:    Paul Harrington

Title:    Chief Supply Chain Officer

            3M COMPANY
By:    /s/ Teresa Crockett

Name:    Teresa Crockett

Title:    Senior Vice President, Integration Mgmt

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